Exhibit 99

October 1, 2012

Alcoa Confirms EPA Announcement of Remedial Action Plan for Grasse River

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) confirmed today that the U.S. Environmental Protection Agency (EPA) has released the Proposed Remedial Action Plan (PRAP) for the Grasse River. Alcoa has worked with the EPA and other agencies to evaluate remedial alternatives to address elevated levels of polychlorinated biphenyls (PCBs) in fish in the lower Grasse River.

The alternative proposed by the EPA in the PRAP is one of the 10 clean-up options evaluated in the Analysis of Alternatives (A of A) report that Alcoa submitted. The A of A is a science-based document, generated by Alcoa under the direction of the EPA and with input from other stakeholders.

The PRAP is now open for public comment until November 15.

“Alcoa has worked cooperatively with EPA to address the PCB sediments in the Grasse River, and we are pleased to see this important step in the remediation process move forward,” said Kevin Anton, Alcoa Vice President and Chief Sustainability Officer. “While Alcoa believes that a capping remedy is both protective of human health and the environment and complements the natural recovery that is already occurring in the river, we look forward to working with EPA and the other agencies on the proposed remedy during the design and implementation phases of the project.”

Following the public comment period, EPA will review comments and issue a final Record of Decision (ROD). Once a ROD is received, the planning and design phase is expected to take approximately two to three years, followed by the actual remediation field work that is expected to take about four years. The majority of funding for the project will be spent between 2016 and 2020.

The estimated cost in the A of A for the proposed alternative is within the range Alcoa has previously disclosed. As a result of the EPA’s issuance of the PRAP, Alcoa expects to record an associated after-tax charge of approximately $85 million, or $0.08 per share, in its third quarter 2012 results.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipate,” “expect,” “plan,” “should,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Alcoa; (c) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (d) the inability to complete the remediation of the Grasse River as planned, within cost estimates, and by scheduled completion dates, whether due to unexpected events beyond Alcoa’s control, regulatory requirements, or other reasons; and (e) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.